Exhibit 4.4

21 April 2021 | Danish and Swiss participants

Orphazyme A/S – Long-Term Incentive Programme

General Terms and Conditions for Restricted Share Units and Performance Share Units

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Content
1	Introduction	3
2	Restricted Share Units (RSUs)	4
3	Performance Share Units (PSUs)	6
4	Cash settlement	8
5	Claw back	8
6	Adjustments in case of changes to the Company’s capital structure	8
7	Takeover offer or delisting	9
8	Assignment	9
9	Tax consequences	10
10	Amendment of the LTIP	10
11	Choice of law and venue	10
12	Personal data	10
13	Miscellaneous	11

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These are the general terms and conditions (the “General Terms and Conditions”) for the 2021 long-term incentive program (the “LTIP”) of Orphazyme A/S, CVR no. 32266355 (the “Company”) and its subsidiary undertakings (the Company and its subsidiary undertakings are referred to as the “Group” and each a “Group Member”).

The General Terms and Conditions apply to grants of restricted share units (“Restricted Share Units” or “RSUs”) and performance share units (“Performance Share Units” or “PSUs”) under the LTIP awarded to members of the executive management, registered as such with the Danish Business Authority, and certain key employees of the Group (such executives and employees referred to as “Participants” and each a “Participant”).

1	Introduction
1.1

The LTIP has been established by the Company’s board of directors (the “Board of Directors”) and has been adopted in accordance with the Company’s remuneration policy adopted by the Company’s annual general meeting on 25 March 2021.

1.2	Participation in the Group’s LTIP and in each individual grant thereunder is resolved by the Board of Directors at its sole discretion from time to time in connection with each grant.

1.3	The LTIP comprises the following documents:

(a)	These General Terms and Conditions;

(b)	Individual Grant Letter (as defined below);

(c)	Agreement on the application of section 7P of the Danish Tax Assessment Act; and

(d)	Danish Share Option Act statement for Participants comprised by this act.

In case of any discrepancy between the above documents, these General Terms and Conditions shall prevail. To the extent any of the documents exist in other languages than English, the English version shall prevail, except for the Danish Share Option Act statement where the Danish version shall prevail.

1.4

If eligible for participation under the LTIP, the Participant will receive an individual grant letter setting out the individual terms applicable to the grant of RSUs and PSUs (as defined below) (the “Individual Grant Letter”). The Individual Grant Letter will, inter alia, state the number of RSUs and PSUs granted and the conditions for vesting of the RSUs and PSUs, in whole or in part, including any performance targets for the PSUs as defined by the Board of Directors (each a “Performance Target” and, if more than one, collectively the “Performance Targets”). If a Participant is entitled to a fraction of a share in the Company as part of the LTIP, the number of shares to such Participant will be rounded down to the nearest integer number.

1.5	The purpose of the LTIP is mainly, but not only, to align the interests of the

Participants with the interests of the Company’s shareholders while also encouraging Participants to remain employed in the Group. Further, the granting of PSUs under the LTIP aims to support the performance culture in the Group by rewarding the Participants in proportion to the achievement of one or more Performance Targets. Any Performance Target will be set prior to any grants and communicated to Participants in the Individual Grant Letters. Assuming the other vesting conditions are met, achieving one or more Performance Targets will contribute to the vesting of PSUs by the proportion set out in the Individual Grant Letters.

1.6

The LTIP is forward-looking in that grants of RSUs and PSUs are not based on previous performance of the Company or the Participant, and vesting is dependent on satisfaction of certain vesting criteria, including one or more Performance Targets, which are forward-looking.

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1.7

These General Terms and Conditions govern grants made under the LTIP in 2021. Grants made after 1 January 2022 will be governed by the general terms and conditions applicable at the time of such grants.

2	Restricted Share Units (RSUs)
2.1

When vested and not lapsed pursuant to these General Terms and Conditions, RSUs will, subject to fulfilment of certain conditions set out in Clause 2.3 below, entail that the Participant receives a number of shares equivalent to the number of RSUs vested against payment (in a manner and within a period decided by the Board of Directors) of the par value of each share in accordance with the terms and conditions outlined herein and in the Individual Grant Letter.

2.2

The Participant will be entitled to receive RSUs based on the volume weighted average price (VWAP) of the Company’s shares as quoted on Nasdaq Copenhagen during a period of ten (10) trading days preceding the date stipulated in the Individual Grant Letter.

2.3	Conditions for vesting of RSUs
2.3.1

As stipulated in the Individual Grant Letter, the Participant will be entitled to receive RSUs that have a total vesting period of approximately three (3) years from the date of the grant or such other date as stipulated in the Individual Grant Letter with one third of the granted RSUs vesting on each such date as stipulated in the Individual Grant Letter in the following three (3) financial years (each period is referred to as a “RSU Vesting Period” and the total continuous period of approximately three (3) years from the date of the grant as the “Total RSU Vesting Period”), subject to the satis- faction of each of the following conditions:

(a)

The Participant remaining employed with a Group Member throughout the Total RSU Vesting Period, or the Participant becoming a Good Leaver (as defined below) during the Total RSU Vesting Period in which case the Participant will be entitled to keep any vested RSUs and receive a pro rata allocation in accordance with Clause 2.5.1 below; and

(b)	The Participant having complied in all respects with the General Terms and Conditions including Clause 2.5.4.

2.3.2

Any grant of RSUs or delivery of shares underlying such RSUs upon vesting must comply with applicable statutory requirements and regulations, and no such grant may be made if the Board of Directors determines, at its sole discretion, that such grant constitutes a breach of current statutory requirements or regulations.

2.3.3

In the event and to the extent any of the above conditions are not satisfied, any and all rights to receive shares underlying RSUs shall terminate and lapse without further notice and without any rights of compensation, unless the Board of Directors resolves otherwise at its sole discretion.

2.4	Vesting of RSUs
2.4.1

Subject to satisfaction of the conditions set out in Clause 2.3.1, during and upon expi- ration of the Total RSU Vesting Period, the Participant will be entitled to receive a number of shares in the Company equivalent to the number of vested RSUs against payment of the par value of each share in accordance with and to the extent set out in these General Terms and Conditions.

2.4.2	The delivery of shares by the Company to the Participant after the Total RSU Vesting Period will be effectuated in a manner determined by the Board of Directors.

2.4.3	In order to be eligible to receive the vested RSUs, as set out in Clause 2.4.2, the Partici- pant shall comply with the practical instructions provided by the Company. If the Par-

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ticipant does not timely comply with the instructions provided by the Company, the Company will be entitled to consider the right to receive shares underlying vested RSUs as having lapsed without further notice and without compensation to the Partici- pant. Neither the Company nor any other Group Member or their representatives may be held liable for any failure to deliver shares underlying vested RSUs to the Partici- pant due to the Participant not complying with the instructions provided.

2.4.4

Subject to compliance with the instructions provided, delivery by the Company to the Participant of the shares underlying vested RSUs will be effected at the latest four (4) months after expiration of the Total RSU Vesting Period (the “RSU Delivery Pe- riod”). The RSU Delivery Period is automatically extended to the next open trading window if the exercise of the RSUs or delivery of shares underlying vested RSUs would contravene applicable laws, rules or regulations, including, but not limited to, situa- tions where the delivery of shares underlying vested RSUs cannot occur due to the Company being in possession of inside information.

2.4.5

The Participant will not be deemed to be the owner or holder of ownership rights or any other rights in respect of the RSUs in the Company until (i) the RSUs have vested and the instructions to receive the RSUs have been complied with, and (ii) the Partici- pant’s ownership of the shares underlying the vested RSUs has been registered in the Company’s shareholders’ register.

2.5	Continued employment or Good Leaver
2.5.1	In case of termination of the Participant’s employment with the Group Member due to
(i)	the Participant’s resignation due to the Group Member’s material breach of con-

tract; (ii) the Group Member’s termination of the Participant without such termination being due to the Participant’s breach of obligations towards the Group Member; (iii) the Participant’s retirement; or (iv) the Participant being deceased (the Participant will in each situation mentioned under (i)-(iv) be considered a “Good Leaver”), the Par-ticipant (or the deceased Participant’s estate, as the case may be) will remain entitled to the Participant’s RSUs vested at the date of release of the Participant’s work obliga- tions (in Danish: “fritstillingstidspunktet”) subject to and in accordance with the Indi- vidual Grant Letter and the General Terms and Conditions. For any ongoing RSU Vest- ing Period, a Good Leaver will be entitled to receive a pro rata allocation of RSUs for the period from commencement of the ongoing RSU Vesting Period and until the date of release of the Participant’s work obligations (in Danish: “fritstillingstidspunktet”).

2.5.2

In the event that the Participant does not effectively retire from the labour market upon resignation from the Group Member, as provided under Clause 2.5.1 above, but takes employment with a different employer or works as a self-employed after retire- ment from the Group Member, the Company may, in its discretion and taking into ac- count the further definitions for a Good Leaver as set out in Clause 2.5.1, decide that vested and/or unvested RSUs shall lapse without any rights of compensation.

2.5.3

In the event of termination of employment for any other reason than stated in Clause 2.5.1, including due to the Participant’s own resignation or material breach of obliga- tions towards the Group Member then any vested and/or unvested RSUs will lapse without further notice and without any rights of compensation as of the date of release of the Participant’s work obligations (in Danish: “fritstillingstidspunktet”), unless oth- erwise decided by the Board of Directors.

2.5.4

Further, any vested and unvested RSUs will lapse without further notice and without any rights of compensation if, during the Participant’s employment with the Group Member, or after the termination of the Participant’s employment while the Partici- pants holds vested and/or unvested RSUs, the Participant (i) violates a non-competi- tion and/or non-solicitation clause in the Participant’s employment contract or service agreement or otherwise breaches the duty of loyalty towards the Group Member, (ii) discloses or otherwise misuses any confidential information, whether written or oral, including, without limitation, financial information, trade secrets and other proprie- tary business information regarding the Group Member, (iii) violates the Group Mem-

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ber’s compliance policies, or (iv) violates the Group Member’s accounting rules includ- ing the financial reporting rules.

3	Performance Share Units (PSUs)
3.1

When vested and not lapsed pursuant to these General Terms and Conditions, PSUs will, subject to fulfilment of certain conditions set out in Clause 3.3 below and in the Individual Grant Letter, entail that the Participant receives a number of shares equivalent to the number of PSUs vested against payment (in a manner and within a period decided by the Board of Directors) of the par value of each share in accordance with the terms and conditions outlined herein and in the Individual Grant Letter.

3.2

The Participant will be entitled to receive PSUs based on the volume weighted average price (VWAP) of the Company’s shares as quoted on Nasdaq Copenhagen during a period of ten (10) trading days preceding the date stipulated in the Individual Grant Letter.

3.3	Conditions for vesting of PSUs
3.3.1

As stipulated in the Individual Grant Letter, the Participant will be entitled to receive PSUs that have a vesting period of approximately three (3) years from the date of the grant or such other date as stipulated in the Individual Grant Letter, with the granted PSUs vesting, in whole or in part, on such date as stipulated in the Individual Grant Letter in the third financial year following the date of the grant (the “PSU Vesting Period”), subject to the satisfaction of each of the following conditions:

(a)

The Participant remaining employed with a Group Member throughout the PSU Vesting Period, or the Participant becoming a Good Leaver (as defined below) during the PSU Vesting Period in which case the Participant may be entitled to keep a proportion of the PSUs in accordance with Clause 3.5.1 below;

(b)

Achievement of one or more Performance Targets, during the PSU Vesting Period, as set out in the Individual Grant Letter (if more than one Performance Target has been defined by the Board of Directors, achievement of each Performance Target will contribute to the vesting of PSUs by the proportion set out in the Individual Grant Letter); and

(c)	The Participant having complied in all respects with the General Terms and Conditions.

3.3.2

Any grant of PSUs or delivery of shares underlying such PSUs upon vesting must comply with applicable statutory requirements and regulations, and no such grant may be made if the Board of Directors determines, at its sole discretion, that such grant constitutes a breach of current statutory requirements or regulations.

3.3.3

In the event and to the extent any of the above conditions are not satisfied, any and all rights to receive shares underlying PSUs shall terminate and lapse without further notice and without any rights of compensation, unless the Board of Directors resolves otherwise at its sole discretion.

3.4	Vesting of PSUs
3.4.1

Subject to satisfaction of the conditions set out in Clause 3.3.1 and in the Individual Grant Letter, during and upon expiration of the PSU Vesting Period, the Participant will be entitled to receive a number of shares in the Company equivalent to the number of vested PSUs against payment of the par value of each share in accordance with and to the extent set out in these General Terms and Conditions and in the Individual Grant Letter. The Board of Directors will determine if and when any Performance Tar- get has been met and make an announcement to that effect no later than four (4) weeks after the expiration of the PSU Vesting Period.

3.4.2	The delivery of shares by the Company to the Participant after the PSU Vesting Period will be effectuated in a manner determined by the Board of Directors.

3.4.3

In order to be eligible to receive the vested PSUs, as set out in Clause 3.4.2, the Partici- pant shall comply with the practical instructions provided by the Company. If the Par- ticipant does not timely comply with the instructions provided by the Company, the Company will be entitled to consider the right to receive shares underlying vested PSUs

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as having lapsed without further notice and without compensation to the Participant. Neither the Company nor any other Group Member or their representatives may be held liable for any failure to deliver shares underlying vested PSUs to the Participant due to the Participant not complying with the instructions provided.

3.4.4

Subject to compliance with the instructions provided, delivery by the Company to the Participant of the shares underlying vested PSUs will be effected at the latest four (4) months after expiration of the PSU Vesting Period (the “PSU Delivery Period”). The PSU Delivery Period is automatically extended to the next open trading window if the exercise of the PSUs or delivery of shares underlying vested PSUs would contravene applicable laws, rules or regulations, including, but not limited to, situations where the delivery of shares underlying vested PSUs cannot occur due to the Company being in possession of inside information.

3.4.5

The Participant will not be deemed to be the owner or holder of ownership rights or any other rights in respect of the PSUs in the Company until (i) the PSUs have vested and the instructions to receive the PSUs have been complied with, and (ii) the Partici- pant’s ownership of the shares underlying the vested PSUs has been registered in the Company’s shareholders’ register.

3.5	Continued employment or Good Leaver
3.5.1	In case of termination of the Participant’s employment with the Group Member due to
(i)	the Participant’s resignation due to the Group Member’s material breach of con-

tract; (ii) the Group Member’s termination of the Participant without such termination being due to the Participant’s breach of obligations towards the Group Member; (iii) the Participant’s retirement; or (iv) the Participant being deceased (the Participant will in each situation mentioned under (i)-(iv) be considered a “Good Leaver”), the Par- ticipant (or the deceased Participant’s estate, as the case may be) will remain entitled to keep such proportion of the Participant’s PSUs which have one or more Perfor- mance Targets that have been achieved at the date of release of the Participant’s work obligations (in Danish: “fritstillingstidspunktet”) and such portion of the Participant’s PSUs shall vest subject to and in accordance with the Individual Grant Letter and the General Terms and Conditions.

3.5.2

In the event that the Participant does not effectively retire from the labour market upon resignation from the Group Member, as provided under Clause 3.5.1 above, but takes employment with a different employer or works as a self-employed after retire- ment from the Group Member, the Company may, in its discretion and taking into ac- count the further definitions for a Good Leaver as set out in Clause 3.5.1, decide that all PSUs shall lapse without any rights of compensation regardless of whether one or more Performance Targets have been met at the date of release of the Participant’s work obligations (in Danish: “fritstillingstidspunktet”).

3.5.3

In the event of termination of employment for any other reason than stated in Clause 3.5.1, including due to the Participant’s own resignation or material breach of obliga- tions towards the Group Member then all PSUs will lapse without further notice and without any rights of compensation as of the date of release of the Participant’s work obligations (in Danish: “fritstillingstidspunktet”), unless otherwise decided by the Board of Directors.

3.5.4

Further, any vested and unvested PSUs will lapse without further notice and without any rights of compensation if, during the Participant’s employment with the Group Member, or after the termination of the Participant’s employment while the Partici- pant holds vested but not exercised PSUs, the Participant (i) violates a non-competi- tion and/or non-solicitation clause in the Participant’s employment contract or service agreement or otherwise breaches the duty of loyalty towards the Group Member, (ii) discloses or otherwise misuses any confidential information, whether written or oral, including, without limitation, financial information, trade secrets and other proprietary business information regarding the Group Member, (iii) violates the Group Member’s

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compliance policies, or (iv) violates the Group Member’s accounting rules including the financial reporting rules.

4	Cash settlement
4.1

In cases where the Board of Directors assesses that the issue or transfer of shares would have an adverse effect on the Company and/or the Participant, the Board of Directors may choose to cash settle the RSUs and/or PSUs instead of allowing the Participant to subscribe for or receive shares upon expiry of the Total RSU Vesting Period and the PSU Vesting Period, respectively. In such event, the Company or the Group Member, as applicable, shall pay a cash settlement amount based on the volume weighted average price of the Company’s shares as quoted on Nasdaq Copenhagen during the ten (10) trading days preceding the date of expiry of the Total RSU Vesting Period and the PSU Vesting Period, respectively, with a deduction of the exercise price. The Company and/or the Group Member, as applicable, is entitled to deduct any tax withholding amounts in the cash settlement amount.

5	Claw back
5.1

If the Board of Directors concludes in good faith that the conditions for vesting of any RSUs and/or PSUs are based on fraud, willful misconduct, gross negligence, incorrect or misleading information, or that the conditions have otherwise not been fulfilled, the Company shall be entitled (a) to consider the RSUs and/or PSUs as lapsed without compensation to the Participant, (b) to recalculate and/or adjust accordingly the number of RSUs and/or PSUs to be granted and/or (c) to require redelivery to the Company of any shares having been delivered to the Participant after vesting of the RSUs and/or PSUs or repayment of the cash settlement amount, as applicable.

6	Adjustments in case of changes to the Company’s capital structure
6.1

In order to ensure that the value of the rights under the RSUs and PSUs is duly protected in the event of changes to the Company’s capital structure, the Board of Directors may, at its sole discretion, adopt changes to the number of granted RSUs and/or PSUs, inter alia, in the case of the following:

(a)	after changes have been made to the nominal value of the shares of the Company;

(b)

after the Company’s share capital has been increased at a price lower than market price other than capital increases at a price lower than market price offered to board members, executives or other employees of the Company in connection with the LTIP or the share-based incentive program for the Board of Directors or any existing or subsequent incentive plans, including general employee share purchase plans;

(c)	after the Company’s share capital has been increased with pre-emption rights for the Company’s existing shareholders allowing them to purchase shares at a price lower than market price;

(d)

after the Company has issued or granted convertible bonds or other convertible loans, stock options (except for RSUs, PSUs and Performance Shares under the LTIP or the share-based incentive program for the Board of Directors, or any existing or subsequent share based incentive plans, including general employee share purchase plans), and such issue or grant has been made with pre-emption rights for the existing shareholders at a lower price than market price;

(e)

after the Company’s share capital has been reduced for any other purpose than to cover losses or through distribution to the Company’s shareholders in the ordinary course of business through cancellation of shares acquired in treasury through share buy-back programmes established by the Company from time to time and in line with the Company’s dividend policy (as amended from time to time); or

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(f)	after distribution of extraordinary dividends during a financial year in excess of the Company’s dividend policy (as amended from time to time).

Any such adoption of changes to the number of RSUs and/or PSUs or shares to be received in the Individual Grant Letters will seek to achieve that the Participant receives a reasonable compensation for the adjustment of the value of the RSUs and/or PSUs caused by the situation in question. The Board of Directors may decide that the aforementioned compensation is made by adjusting the number of RSUs and/or PSUs granted or by cash-settling the difference in value caused by the changes to the Company’s capital structure outlined in 6.1(a)-(f) above.

Any adjustment made from time to time pursuant to these General Terms and Conditions will be notified to the Participant in writing.

If events affecting the share capital in the Company occur which are comparable in nature to the events outlined in 6.1(a)-(f) above, and with similar effect, the Board of Directors may decide to treat the event as if comprised by 6.1(a)-(f) and adjust the number of RSUs and/or PSUs set out in the Individual Grant Letters accordingly.

7	Takeover offer or delisting
7.1	If

(a)	a mandatory takeover bid concerning the Company’s shares is to be made accord- ing to the rules of the Danish Capital Markets Act (as amended, supplemented or replaced from time to time), or

(b)

a voluntary takeover bid is made concerning the Company’s shares, in which con- nection there is a change in the controlling interest (as defined in section 44 of the Danish Capital Markets Act (as amended, supplemented or replaced from time to time)) to a third party independent of the Company, or

(c)	otherwise any transaction whereby a third party independent of the Company obtains control of more than 50% of the Company’s shares, or
(d)	the shares in the Company are delisted,

the Board of Directors shall be required to accelerate vesting of the RSUs at a time determined by the Board of Directors in relation to acceptance of such takeover offer or other transaction.

7.2

In the situations listed under Section 7.1(a)-(d) above, the Board of Directors shall further in relation to acceptance of such takeover offer or other transaction be required to accelerate vesting of the PSUs to the extent that any applicable Performance Targets have been achieved. In case a Performance Target has not been achieved at the time of such accelerated vesting, the PSUs pertaining hereto will lapse, unless otherwise decided by the Board of Directors.

8	Assignment
8.1

The RSUs and PSUs or the right to receive shares upon vesting of the RSUs and/or PSUs may not be transferred or assigned to a third party or pledged, encumbered or placed as collateral with a third party, except from transfers to the Company or a third party designated by the Company. Furthermore, any rights to receive RSUs and PSUs that are transferred or sought to be transferred to a third party as a consequence of creditor suit or statutory execution will lapse automatically without further notice.

8.2

Shares received by the Participant upon vesting of the RSUs and/or PSUs shall not be subject to any restrictions on transferability and may be sold by the Participant in accordance with the Company’s internal rules on insider trading and applicable laws, rules and regulation.

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9	Tax consequences
9.1

Any tax matter or liability affecting the Participant, including, but not limited to, tax liability in case of: (i) expatriation; (ii) repatriation; (iii) grants of RSUs and PSUs; (iv) vesting of RSUs and/or PSUs; (v) receipt of shares underlying vested RSUs and/or PSUs; (vi) cash settlement; adjustment of the terms of the LTIP; and (vii) any claw back pursuant to Clause 5, is of no concern to the Company or any other Group Member, and the Company and/or other Group Member, as applicable, cannot without its expressed written consent be liable for any tax or tax reporting in connection thereto.

9.2

The Participant agrees to make appropriate arrangements with the Company and/or other Group Member, as applicable, for the satisfaction of all state, local and foreign income and employment tax withholding requirements applicable to the granting of the RSUs and PSUs.

9.3

The Participant agrees that, if deemed necessary by a Group Member, the Group Member may withhold an appropriate proportion of the shares underlying vested RSUs and/or PSUs to ensure that any tax liability and relevant selling costs in connection with the grant of RSUs and/or PSUs are met.

The Participant agrees that a Group Member may satisfy all federal, state, local and foreign income and employment tax withholding and/or information disclosure requirements in connection with vesting and granting of the RSUs and/or PSUs.

10	Amendment of the LTIP
10.1

The Board of Directors is at its sole discretion entitled to amend the LTIP, including these General Terms and Conditions and the Individual Grant Letter, subject to appli- cable law. This includes, but is not limited to, changes in order to comply with local legislation and adjusting the method for granting RSUs and/or PSUs; adjusting any Performance Target and the weighting thereof; providing for an extraordinary access to cash settlement; accelerated vesting or extraordinary grants of RSUs and/or PSUs. Further, amendments can be made by the Board of Directors in case any Performance Target will be affected by material and/or unforeseen events, inter alia, in case the Group acquires substantial business or assets or divests a substantial part of its busi- ness, or in case a non-recurring one-off event relating to the current or past financial years is deemed to have an unintended effect on any Performance Target.

10.2

The Board of Directors may at its sole discretion and by giving written notice to a Participant amend the number of RSUs and/or PSUs and/or other terms of an individual grant under the LTIP, including acceleration of vesting, in case of extraordinary, material or unforeseen events or circumstances.

11	Choice of law and venue
11.1

The Individual Grant Letters and these General Terms and Conditions are governed by Danish law, however, the Danish Share Option Act shall only apply to Participants who are otherwise and generally subject to mandatory Danish law applicable to salaried employees.

11.2	Any dispute shall be finally and exclusively settled by the Danish courts.

12	Personal data
12.1

As part of the LTIP, the Company will process personal data concerning the Participant for the purposes of the establishment and administration of the LTIP. The processing of personal data is required for the Company to fulfil its obligations in relation to the LTIP. The personal data will include name and other identification data of the Participant, information regarding employment relationship which is relevant for administration of the LTIP and information on number of RSUs and PSUs each Participant is eligible to receive. The data may be transferred to public authorities, if required by law or regulations. Personal data will be stored by the Company for a period of five (5) years following the point in time when the Participant is no longer covered by the LTIP. The

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Participant has the right to request access to and rectification of the data relating to the Participant. Provision by the Participants of the above personal data is a prerequisite for participating in the LTIP. Questions regarding the processing of personal data in relation to the LTIP may be addressed to Chief Financial Officer, Anders Vadsholt, afv@orphazyme.com, and Participants may also lodge complaints with the Danish Data Protection Agency.

13	Miscellaneous
13.1

By signing the Individual Grant Letter, the Participant confirms having received and read these General Terms and Conditions. At the same time the Participant confirms, if relevant, having received and read the statement construed in accordance with section 3 of the Danish Share Option Act.

13.2	The Participant is not ensured any economic benefit when participating in the LTIP.

13.3

Where local legislation prevents the enforcement of one or more Clauses of these General Terms and Conditions, such particular Clause(s) will be void while the remaining provisions of these General Terms and Conditions shall remain valid to the extent possible.

13.4

Unless otherwise stated in these General Terms and Conditions and the Company’s internal guidelines, any costs incurred in connection with the grant and/or vesting of RSUs and/or PSUs shall be paid by the Company.

13.5

The value of the RSUs and/or PSUs shall not be included in the calculation of any compensation, including, but not limited to, severance pay and holiday pay, to which the Participant may be entitled to during the employment or in connection with termination of the employment.

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These General Terms and Conditions have been adopted by the Board of Directors on 21 April 2021.